Filed Pursuant to Rule 424(b)(5)
Registration No. 333-283513

Prospectus Supplement

(To Prospectus dated December 10, 2024)

VELOCITY FINANCIAL, INC.

$100,000,000

Common Stock

This prospectus supplement relates to the offer and sale of shares of our common stock for up to an aggregate offering price of $100,000,000 pursuant to the equity distribution agreements described below, of which $62,040,126 remains available to be sold, as described below.

We are party to separate equity distribution agreements with each of BTIG, LLC and Virtu Americas LLC (each, a “Placement Agent” and together, the “Placement Agents”), each dated May 3, 2024, each as amended by Amendment No. 1 thereto, each dated December 12, 2024 (each as amended, a “2024 equity distribution agreement”), relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement, together with the accompanying prospectus, relates to shares that may be offered and sold under the equity distribution agreements (as described below) and supersedes the prospectus supplement dated December 12, 2024 (the “prior prospectus supplement”) relating to the offer and sale of shares of our common stock in accordance with the equity distribution agreements.

On April 11, 2025, we entered into Amendment No. 2 to each of the 2024 equity distribution agreements (each such 2024 equity distribution agreement, together with such amendment, as may be further amended, supplemented or restated from time to time, an “equity distribution agreement”). In accordance with the terms of the equity distribution agreements, we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through the Placement Agents; provided that the number of shares sold under the equity distribution agreements not exceed 6,000,000 in the aggregate (the lesser of shares of our common stock representing $100,000,000 in aggregate offering price and 6,000,000 shares, the “Maximum Amount”), which Maximum Amount has been reduced by the shares of our common stock sold before the date of this prospectus supplement under the 2024 equity distribution agreements and prior equity distribution agreements, as referred to in the prior prospectus supplement. As of the date of this prospectus supplement, 2,013,234 shares of common stock having an aggregate offering price of $37,959,873 have been sold under such 2024 equity distribution agreements and prior equity distribution agreements, as referred to in the prior prospectus supplement. Accordingly, the shares of our common stock remaining available to be sold under the prior prospectus supplement as of the date hereof will no longer be offered and sold under the prior prospectus supplement and will instead be offered and sold under this prospectus supplement and the accompanying prospectus. Accordingly, this prospectus supplement covers the offer and sale of the lesser of (i) shares of our common stock having an aggregate offering price of up to $62,040,126 and (ii) up to 3,986,766 shares of our common stock to be sold under the equity distribution agreements as of the date of this prospectus supplement.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “VEL.” On April 10, 2025, the last reported sale price of our common stock on the NYSE was $16.95 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus will be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). No Placement Agent is required to sell any specific amount of securities, but each Placement Agent will act as our Placement Agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between each Placement Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay each Placement Agent a commission at a mutually agreed rate that will not exceed, but may be lower than, 2.0% of the gross sales price of the shares of our common stock issued by us and sold through such Placement Agent as our Placement Agent under the equity distribution agreement. In connection with the sale of the common stock on our behalf, each Placement Agent may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to each Placement Agent may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to each Placement Agent with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Investing in our common stock involves risk. Please read “Risk Factors” on page S-7 of this prospectus supplement and the risk factors included in our periodic reports that we file with the Securities and Exchange Commission before you invest in our securities. See “Where You Can Find More Information” and “Incorporation by Reference” below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BTIG	Virtu Financial

April 11, 2025

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock in one or more offerings. Under this prospectus supplement we may offer shares of our common stock up to the Maximum Amount from time to time at prices and on terms to be determined by market conditions at the time of offering. You should read both this prospectus supplement and the accompanying prospectus, and any information incorporated by reference therein, together with the additional information described under the heading “Incorporation by Reference” and “Where You Can Find More Information.”

This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to, or incorporated by reference in, the registration statement for a complete description.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control.

The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus contains important information you should consider when making your investment decision. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, we take no responsibility for, and can provide no assurances as to the reliability of, it. We are not offering to sell or seeking offers to buy securities in any jurisdictions in which offers and sales are not permitted, or to anyone to whom it is unlawful to make an offer.

Neither the delivery of this prospectus supplement nor the accompanying prospectus nor any sale made using this prospectus supplement or the accompanying prospectus implies that there has been no change in our affairs or that the information in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any applicable prospectus supplement is correct as of any date after their respective dates. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover page, regardless of the time of delivery of this prospectus supplement or of any sale of our securities. Our business, prospects, financial condition and results of operations may have changed since that date.

Unless otherwise noted or the context otherwise requires, references to the “Company,” “we,” “our” or “us” refer to Velocity Financial, Inc. and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus supplement and the accompanying prospectus may contain and incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. All statements (other than statements of historical facts) in this prospectus supplement and the accompanying prospectus regarding the prospects of the industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “plan,” “believe,” “predict,” “potential” and “continue” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot provide any assurance that these expectations will prove to be correct. Such statements reflect the current views of our management with respect to our future. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in this prospectus supplement and the accompanying prospectus and other documents we file with the SEC. You should read and interpret any forward-looking statement together with disclosures in these documents. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•

conditions in the real estate markets, the financial markets and the economy generally, including market fluctuations and economic instability as a result of governmental tariffs, trade restrictions and other geopolitical activities;

•	failure of a third-party servicer or the failure of our own internal servicing system to effectively service our portfolio of mortgage loans;

•	the high degree of risk involved in loans to small businesses, self-employed borrowers, properties in transition and certain portions of our investment real estate portfolio;

•	additional or increased risks if we change our business model or create new or modified real estate lending products;

•	possibility of receiving inaccurate and/or incomplete information from potential borrowers, guarantors and loan sellers;

•	deficiencies in appraisal quality in the mortgage loan origination process;

•	competition in the market for loan origination and acquisition opportunities;

•	risks associated with our underwriting guidelines and our ability to change our underwriting guidelines;

•	loss of our key personnel or our inability to hire and retain qualified account executives;

•	any inability to manage future growth effectively or failure to develop, enhance and implement strategies to adapt to changing conditions in the real estate and capital markets;

•	risks associated with our ability to successfully identify, acquire and integrate companies and assets;

•	operational risks, including the risk of cyberattacks, or disruption in the availability and/or functionality of our technology infrastructure and systems;

•	any inability of our borrowers to generate net income from operating the property that secures our loans;

•	the interest margin, cost structure and return on equity of our existing and future securitizations;

•	costs or delays involved in the completion of a foreclosure or liquidation of the underlying property;

•	lender liability claims, requirements that we repurchase mortgage loans or indemnify investors or allegations of violations of predatory lending laws;

•	economic downturns or natural disasters in geographies where our assets are concentrated;

•	disruptions to business, market and operational conditions related to an outbreak of another highly infectious or contagious disease;

•	environmental liabilities with respect to properties to which we take title;

•	inadequate insurance on collateral underlying mortgage loans and real estate securities;

•	use of incorrect, misleading or incomplete information in our analytical models and data;

•	failure to realize a price upon disposal of portfolio assets that are recorded at fair value;

•	any inability to successfully complete additional securitization transactions on attractive terms or at all;

•	the termination of one or more of our warehouse repurchase facilities;

•	interest rate fluctuations or mismatches between our loans and our borrowings;

•	legal or regulatory developments related to mortgage-related assets, securitizations or state licensing and operational requirements;

•	our ability to maintain our exclusion under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	fiscal policies or inaction at the U.S. federal government level, which may lead to federal government shutdowns or negative impacts on the U.S. economy;

•	cyberattacks and our ability to comply with laws, regulations and market standards regarding the privacy, use and security of customer information;

•	the influence of certain of our large stockholders over us;

•	adverse legislative or regulatory changes; and

•

other factors described in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” or in “Item 1A. Risk Factors” of any subsequently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. All forward-looking statements contained in, and incorporated by reference in, this prospectus supplement and the accompanying prospectus apply only as of the date of this prospectus supplement or as the date they were made and, except as required by applicable law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.

OUR COMPANY

We are a vertically integrated real estate finance company founded in 2004. We primarily originate and manage investor loans secured by 1-4 unit residential rental and small commercial properties, which we refer to collectively as investor real estate loans. We originate loans nationwide across our extensive network of independent mortgage brokers which we have built and refined over the 20 years since our inception. Our objective is to be the preferred and one of the most recognized brands in our core market, particularly within our network of mortgage brokers.

Corporate Information

Velocity Financial, Inc. is a corporation incorporated under the law of the State of Delaware. Our principal executive offices are located at 2945 Townsgate Road, Suite 110, Westlake Village, California 91361, and the telephone number of our offices is (818) 532-3700. Shares of our common stock trade on the New York Stock Exchange under the symbol “VEL.” Our internet address is www.velfinance.com. Our internet website and the information contained therein or connected to or linked from our internet website are not incorporated information and do not constitute a part of this prospectus supplement, the accompanying prospectus or any amendment hereto or thereto and is intended to be an inactive textual reference only.

PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our business and financial affairs, we encourage you to read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectuses, the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with our consolidated financial statements and the related notes thereto in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our common stock.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the common stock offered hereby, see the “Description of Capital Stock” section in the accompanying prospectus.

Issuer	Velocity Financial, Inc., a Delaware corporation.

Common Stock Offered By Us	Shares of our common stock having an aggregate offering price of up to $100,000,000, provided that the number of shares sold under this prospectus supplement and the equity distribution agreements does not exceed 6,000,000 in the aggregate (the lesser of shares of our common stock representing $100,000,000 in aggregate offering price and 6,000,000 shares, the “Maximum Amount”), which Maximum Amount has been reduced by the shares of our common stock sold before the date of this prospectus supplement under the 2024 equity distribution agreements and prior equity distribution agreements, as referred to in the prior prospectus supplement. As of the date of this prospectus supplement, 2,013,234 shares of common stock having an aggregate offering price of $37,959,873 have been sold under such 2024 equity distribution agreements and prior equity distribution agreements, as referred to in the prior prospectus supplement.

Common Stock To Be Outstanding After This Offering	Up to 40,467,414 shares (as more fully described in the notes following this table), assuming sales of 3,986,766 shares of our common stock in this offering on or after the date of this prospectus supplement. The actual number of shares issued will depend upon the extent to which we determine to issue shares in this offering and the sales prices at which we sell stock. Based on an offering price of $16.95 per share, which was the last reported sale price of our common stock on the NYSE on April 10, 2025, the Maximum Amount of shares of our common stock that could be issued in this offering on or after the date of this prospectus supplement would be 3,660,184.

Manner Of Offering	“At-the-market” offering that may be made from time to time through our Placement Agents. See “Plan of Distribution” on page S-9.

Use Of Proceeds	We intend to use the net proceeds from this offering, if any, for general corporate purposes, which may include, without limitation, originating and acquiring investor real estate loans, repayment or refinancing of debt or other corporate obligations, capital expenditures, working capital, acquisitions and repurchases and redemptions of securities, and acquisitions or investments in complementary businesses. See “Use of Proceeds” on page S-8.

NYSE Symbol For Our Common Stock	“VEL”.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” in this prospectus supplement and any “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Transfer Agent And Registrar	Equiniti Trust Company, LLC.

The number of shares of our common stock to be outstanding after this offering is based on 36,480,648 shares of our common stock outstanding as of April 6, 2025, and assumes that we issue and sell 3,986,766 shares of our common stock on or after the date of this prospectus supplement. Unless the context requires otherwise, as of April 6, 2025, the number of shares of our common stock to be outstanding after this offering excludes:

•	331,158 shares held as treasury shares;

•	1,673,958 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $3.62 per share;

•	1,065,772 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $14.43 per share;

•	335,455 shares of common stock reserved for future issuance under our Employee Stock Purchase Plan; and

•	335,168 shares of common stock reserved for future issuance under our Amended and Restated 2020 Omnibus Incentive Plan.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully review and consider the risk factors set forth below and in the accompanying prospectus, along with the other information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein or therein, before making an investment in our securities.

In addition, please read the section of this prospectus supplement and the accompanying prospectus captioned “Cautionary Note Regarding Forward-Looking Statements,” in which we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Investment in the securities offered pursuant to this prospectus supplement and accompanying prospectus involves risks and uncertainties. Our business, financial condition, results of operations or liquidity could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Offering

We may use the net proceeds of this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds, if any, from this offering for general corporate purposes, which may include, without limitation, originating and acquiring investor real estate loans, repayment or refinancing of debt or other corporate obligations, capital expenditures, working capital, acquisitions and repurchases and redemptions of securities, and acquisitions or investments in complementary businesses. See “Use of Proceeds” below. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

The common stock offered hereby will be sold in “at-the-market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

The actual number of shares we will issue under the equity distribution agreements, at any one time or in total, is uncertain.

Subject to certain limitations in the equity distribution agreements and compliance with applicable law, we have the discretion to deliver a sales notice to the sales agents at any time throughout the term of the equity distribution agreements. The number of shares that are sold by the sales agents after delivering a sales notice will fluctuate based on the market price of the shares of common stock during the sales period and limits we set with the sales agents. Because the price per share of each share sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares that will be ultimately issued, although pursuant to the equity distribution agreements, it will not exceed 6,000,000 shares of our common stock in the aggregate, including 2,013,234 shares sold under the 2024 equity distribution agreements and prior equity distribution agreements, as described in the prior prospectus supplement.

Risks Related to our Business

Tariffs and trade tensions could have an adverse effect on economic conditions, real estate markets and financial markets, which may adversely affect our business, results of operations and financial condition.

On April 2, 2025, President Trump announced a “reciprocal tariff” policy that will set a 10% baseline tariff on all countries and an individualized reciprocal higher tariff on the countries with which the United States has the largest trade deficits. Subsequently, on April 9, 2025, President Trump announced that the “reciprocal tariff” policy will be paused for 90 days with respect to United States trading partners who did not retaliate after such policy took effect, while the 10% baseline tariff or reciprocal tariff applying to nearly all other United States trading partners remained in effect. These actions have resulted, and may result, in fluctuations in financial markets, including interest rates, and retaliatory tariffs or trade actions by other countries. If geopolitical tensions continue, they could result in a reduction of trade volume, investment and technological exchange and other economic activities between major international economies, could lead to a recession, and lead to changes in interest rates. Any of these events could adversely affect our business, results of operations and financial condition. See “Risk Factors—Risks Related to Our Business—Difficult conditions in the real estate markets, the financial markets and the economy generally may adversely impact our business, results of operations and financial condition” and the other risk factors described in the prospectus dated December 10, 2024 to which this prospectus supplement relates.

USE OF PROCEEDS

The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the equity distribution agreement with the Placement Agents as a source of financing. We intend to use the net proceeds, if any, from this offering for general corporate purposes, which may include, without limitation, originating and acquiring investor real estate loans, repayment or refinancing of debt or other corporate obligations, capital expenditures, working capital, acquisitions and repurchases and redemptions of securities, and acquisitions or investments in complementary businesses. We may also use the proceeds for temporary investments until necessary for general corporate purposes.

PLAN OF DISTRIBUTION

We are party to separate equity distribution agreements, each dated as of May 3, 2024 (each as may be amended, supplemented or restated from time to time), with each of the Placement Agents under which we may offer and sell shares of our common stock up to the Maximum Amount from time to time through, at our discretion, one or more of the Placement Agents, or directly to one or more of the Placement Agents acting as principal, in each case severally and not jointly. This prospectus supplement covers the offer and sale of the lesser of (i) shares of our common stock having an aggregate offering price of up to $62,040,126 and (ii) up to 3,986,766 shares of our common stock to be sold under the equity distribution agreements as of the date of this prospectus supplement.

Sales, if any, of our common stock made through the Placement Agents, as contemplated by this prospectus supplement and the accompanying prospectus, may be made by means of transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act, including ordinary brokers’ transactions on the NYSE at market prices, in block transactions or by any other method permitted by law, at prices related to the prevailing market prices or at negotiated prices, or as otherwise agreed by us and the applicable Placement Agent. As our agents, the Placement Agents will not engage in any transactions that stabilize the price of our common stock.

Upon its acceptance of written instructions from us, the applicable Placement Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to solicit offers to purchase shares of our common stock, as our agent and on the terms and subject to the conditions set forth in the applicable equity distribution agreement. If we elect to offer shares of our common stock, we will instruct the applicable Placement Agent as to the maximum number of shares of our common stock to be sold by it, as our agent, a minimum sales price and the date or dates on which such shares are to be sold. We may instruct the applicable Placement Agent not to sell shares of our common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or the applicable Placement Agent may suspend the offering of shares of our common stock under an equity distribution agreement by such Placement Agents, as our agents, upon proper notice to the other party.

If shares of our common stock are sold by one or more of the Placement Agents, as our agents, in an at the market offering, the applicable Placement Agent will provide written confirmation to us promptly following the close of trading on the NYSE each trading day on which shares of our common stock are sold under the equity distribution agreements. Each confirmation will include the number of shares of our common stock sold on the preceding day, the gross sales price, the net proceeds to us and the compensation payable by us to the applicable Placement Agent in connection with the sales.

We will pay each Placement Agent a commission not to exceed, but that may be less than, 2.00% of the gross sales price per share of our common stock sold through the Placement Agent, as our agent, under the applicable equity distribution agreement. The remaining sales proceeds, after deducting any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental or self-regulatory organization in respect of such sales of shares our common stock, will be our net proceeds (before the expenses referred to in the next paragraph) from the sale of shares of our common stock in the offering.

We estimate that the total expenses payable by us in connection with the program to offer shares of our common stock described in this prospectus supplement, excluding commissions payable to the Placement Agents and any discounts payable to the Placement Agents and any other deductions described in the paragraph above, will be approximately $155,000, including up to $15,000 in the aggregate that we have agreed to reimburse the Placement Agents for in expenses related to clearance of this offering with the Financial Regulatory Authority, Inc. and its qualification or exemption under certain local securities laws. In addition, we have agreed to reimburse the Placement Agents for up to an aggregate of $20,000 in expenses incurred by them in connection with this offering if we have not offered and sold a minimum number of shares pursuant to the equity distribution agreements within one year of the execution of such agreements.

Under the terms of the equity distribution agreements, we may, if agreed to by the Placement Agents, also sell shares of our common stock to one or more of the Placement Agents, as principal for its own account, at a price per share and such other terms to be agreed upon at the time of sale. However, the Placement Agents have no obligation to agree to purchase shares of our common stock as principal.

Settlement for sales of our common stock under the equity distribution agreements will occur on the first trading day following the date on which any sales are made, or on some other date that is agreed upon by us and the applicable Placement Agent in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of our common stock sold through the Placement Agents, as our agents, under the equity distribution agreements, the net proceeds to us and the compensation paid by us to the Placement Agents in connection with the sales of our common stock, if any.

The Placement Agents have agreed that to the extent required by Regulation M under the Exchange Act, they will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

In connection with the sale of common stock on our behalf, the Placement Agents may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation of the Placement Agents may be deemed to be underwriting discounts or commissions. We have agreed to provide indemnification and contribution to each of the Placement Agents against certain liabilities, including civil liabilities under the Securities Act.

The offering of shares of our common stock pursuant to the equity distribution agreements will terminate upon the earlier of (1) the sale of shares of our common stock subject to the equity distribution agreements and the 2024 equity distribution agreements and the prior equity distribution agreements, described in the prior prospectus supplement equal to the Maximum Amount and (2) the termination of each of the equity distribution agreements. Each of the equity distribution agreements may be terminated by the applicable Placement Agent or us at any time upon three days’ notice to the other party, or by the applicable Placement Agent at any time in certain circumstances set forth in the applicable equity distribution agreement.

Our common stock is listed on the NYSE under the symbol “VEL.”

Other than in the United States, no action has been taken by us or the Placement Agents that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction where any such offer or solicitation is unlawful.

Other Relationships

Certain of the Placement Agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the Placement Agents and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with is, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Placement Agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. The Placement Agents have been represented by Cozen O’Connor P.C., Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Velocity Financial, Inc. as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024 incorporated by reference herein from Velocity Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, and have been incorporated by reference herein in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, filed as part of the registration statement, do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus supplement and the accompanying prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Financial Reports” at www.velfinance.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus is a part.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus supplement by reference. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus supplement, from their respective filing dates:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 12, 2025;

•

those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April  11, 2025, for the 2025 annual general meeting of shareholders that are specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 22, 2025; and

•	the description of our common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 17, 2020.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The information incorporated by reference into this prospectus supplement and the accompanying prospectus is an important part of this prospectus supplement. Neither we nor any Placement Agents have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

If we have incorporated by reference any statement or information in this prospectus supplement and the accompanying prospectus and we subsequently modify that statement or information with information contained in this prospectus supplement, the statement or information previously incorporated in the accompanying prospectus is also modified or superseded in the same manner.

We will provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus supplement but not delivered with the prospectus supplement, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). You should direct requests for those documents to Velocity Financial, Inc. 2945 Townsgate Road, Suite 110, Westlake Village, California, 91361; telephone: (818) 532-3708, Attention: Investor Relations.

Prospectus

$100,000,000

Velocity Financial, Inc.

Common Stock

We may offer and sell from time to time shares of our common stock with an aggregate public offering price of up to $100,000,000 of our common stock at prices and on terms to be determined at the time of offering.

Each time our securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering and the securities being offered, including the terms of the sales of those securities. The prospectus supplement or free writing prospectus may also add, update or change information contained in or incorporated by reference into this prospectus. This prospectus may not be used to offer or sell our securities without a prospectus supplement describing the method and terms of the offering.

We may sell the securities covered by this prospectus directly, to or through underwriters, to other purchasers and/or to or through agents. We may sell the securities covered by this prospectus through public or private transactions at fixed prices, at market prices prevailing at the time of sale, at varying prices determined at the time of sale or at privately negotiated prices. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution.” If any agents, dealers or underwriters are involved in the sale of our securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “VEL.” On December 10, 2024 the closing price of our common stock on the NYSE was $20.52 per share.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the risk factors included in our periodic reports, in the prospectus supplements related to specific offerings of securities and in other information that we file with the Securities and Exchange Commission. See the discussion of the risks of investing in our securities in the section of this prospectus titled “Risk Factors” beginning on page 6 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock in one or more offerings. Additionally, under the shelf registration process, each time our securities are offered pursuant to this prospectus, we will provide a prospectus supplement, and may also provide you with a free writing prospectus, that will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Additionally, information that we file later with the SEC will automatically update and, if applicable, supersede the information provided in this prospectus. You should read both this prospectus and any accompanying prospectus supplement, and any information incorporated by reference therein, together with the additional information described under the heading “Incorporation by Reference” and “Where You Can Find More Information.”

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to, or incorporated by reference in, the registration statement for a complete description.

The information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement contains important information you should consider when making your investment decision. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, we take no responsibility for, and can provide no assurances as to the reliability of, it. We are not offering to sell or seeking offers to buy securities in any jurisdictions in which offers and sales are not permitted, or to anyone to whom it is unlawful to make an offer.

Neither the delivery of this prospectus or any prospectus supplement nor any sale made using this prospectus or any prospectus supplement implies that there has been no change in our affairs or that the information in or incorporated by reference in this prospectus or any applicable prospectus supplement is correct as of any date after their respective dates. You should assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or the documents incorporated by reference herein or therein is accurate only as of the respective dates of such documents or on the date or dates which are specified in such documents, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, any applicable free writing prospectus or the documents incorporated by reference herein or therein or any sale of our securities. Our business, prospects, financial condition and results of operations may have changed since that date.

Unless otherwise noted or the context otherwise requires, references to the “Company,” “we,” “our” or “us” refer to Velocity Financial, Inc. and its consolidated subsidiaries.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“Board” are to the board of directors of the Company;

“common stock” are to Velocity Financial’s common stock, par value $0.01 per share;

“DGCL” are to the Delaware General Corporation Law, as amended;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Snow Phipps Group” are to Snow Phipps Group AIV L.P. (“SP AIV”), Snow Phipps Group AIV (Offshore) L.P. (“SP AIV Offshore”), SPG Co-Investment, L.P. (“SP Co-Invest”), Snow Phipps Group (B), L.P. (“SPB”) and Snow Phipps Group (RPV), L.P. (“SP RPV”);

“TOBI” are to TOBI III SPE I LLC; and

“we,” “our” or “us” are to Velocity Financial and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus may contain and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which are subject to the “safe harbor” created by those sections. All statements (other than statements of historical facts) in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein regarding the prospects of the industry and our prospects, plans, financial position and business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “plan,” “believe,” “predict,” “potential” and “continue” or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot provide any assurance that these expectations will prove to be correct. Such statements reflect the current views of our management with respect to our future. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in this prospectus, any accompanying prospectus supplement and other documents we file with the SEC. You should read and interpret any forward-looking statement together with disclosures in these documents. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

•	conditions in the real estate markets, the financial markets and the economy generally;

•	failure of a third-party servicer or the failure of our own internal servicing system to effectively service our portfolio of mortgage loans;

•	the high degree of risk involved in loans to small businesses, self-employed borrowers, properties in transition, and certain portions of our investment real estate portfolio;

•	additional or increased risks if we change our business model or create new or modified real estate lending products;

•	possibility of receiving inaccurate and/or incomplete information from potential borrowers, guarantors and loan sellers;

•	deficiencies in appraisal quality in the mortgage loan origination process;

•	competition in the market for loan origination and acquisition opportunities;

•	risks associated with our underwriting guidelines and our ability to change our underwriting guidelines;

•	loss of our key personnel or our inability to hire and retain qualified account executives;

•	any inability to manage future growth effectively or failure to develop, enhance and implement strategies to adapt to changing conditions in the real estate and capital markets;

•	risks associated with our ability to successfully identify, acquire, and integrate companies and assets;

•	operational risks, including the risk of cyberattacks, or disruption in the availability and/or functionality of our technology infrastructure and systems;

•	any inability of our borrowers to generate net income from operating the property that secures our loans;

•	the interest margin, cost structure and return on equity of our existing and future securitizations;

•	costs or delays involved in the completion of a foreclosure or liquidation of the underlying property;

•	lender liability claims, requirements that we repurchase mortgage loans or indemnify investors, or allegations of violations of predatory lending laws;

•	economic downturns or natural disasters, including disruptions related to epidemics, in geographies where our assets are concentrated;

•	environmental liabilities with respect to properties to which we take title;

•	inadequate insurance on collateral underlying mortgage loans and real estate securities;

•	failure to realize a price upon disposal of portfolio assets that are recorded at fair value;

•	any inability to successfully complete additional securitization transactions on attractive terms or at all;

•	the termination of one or more of our warehouse repurchase facilities;

•	interest rate fluctuations or mismatches between our loans and our borrowings;

•	legal or regulatory developments related to mortgage-related assets, securitizations or state licensing and operational requirements;

•	our ability to maintain our exclusion under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	fiscal policies or inaction at the U.S. federal government level, which may lead to federal government shutdowns or negative impacts on the U.S. economy;

•	cyberattacks and our ability to comply with laws, regulations and market standards regarding the privacy, use, and security of customer information;

•	the influence of certain of our large stockholders over us;

•	price volatility of our common stock if the public float and trading volume of our common stock are low;

•	adverse legislative or regulatory changes; and

•

other factors described in the section of this prospectus entitled “Risk Factors” or in “Item 1A. Risk Factors” of any subsequently filed Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. All forward-looking statements contained in this prospectus and the accompanying prospectus supplement and the documents incorporated by reference herein or therein apply only as of the date they were made and, except as required by applicable law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise.

OUR COMPANY

We are a vertically integrated real estate finance company founded in 2004. We primarily originate and manage investor loans secured by 1-4 unit residential rental and small commercial properties, which we refer to collectively as investor real estate loans. We originate loans nationwide across our extensive network of independent mortgage brokers which we have built and refined over the 20 years since our inception. Our objective is to be the preferred and one of the most recognized brands in our core market, particularly within our network of mortgage brokers.

Corporate Information

Velocity Financial, Inc. is a corporation incorporated under the law of the State of Delaware. Our principal executive offices are located at 2945 Townsgate Road, Suite 110, Westlake Village, California 91361, and the telephone number of our offices is (818) 532-3700. Shares of our common stock trade on the New York Stock Exchange under the symbol “VEL.” Our internet address is www.velfinance.com. Our internet website and the information contained therein or connected to or linked from our internet website are not incorporated information and do not constitute a part of this prospectus, any accompanying prospectus supplement or any amendment hereto or thereto and is intended to be an inactive textual reference only.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully review and consider the risk factors set forth below, along with the other information contained in this prospectus or incorporated by reference herein, before making an investment in our securities. Additional risks may be included in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of the securities pursuant to this prospectus.

In addition, please read the section of this prospectus captioned “Cautionary Notes Regarding Forward-Looking Statements,” in which we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Investment in the securities offered pursuant to this prospectus involves risks and uncertainties. Our business, financial condition, results of operations or liquidity could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We are dependent upon the success of the investor real estate market and conditions that negatively impact this market may reduce demand for our loans and adversely impact our business, results of operations and financial condition.

Our borrowers are primarily owners of residential rental and small commercial properties. Accordingly, the success of our business is closely tied to the overall success of the investors and small business owners in that market. Various changes in real estate conditions may impact this market. Any negative trends in such real estate conditions may reduce demand for our products and services and, as a result, adversely affect our results of operations. These conditions include:

•	oversupply of, or a reduction in demand for, residential rental and small commercial properties;

•	a change in policy or circumstances that may result in a significant number of potential residents of multifamily properties deciding to purchase homes instead of renting;

•	zoning, rent control or stabilization laws, or other laws regulating multifamily housing, which could affect the profitability of residential rental developments;

•	the inability of residents and tenants to pay rent;

•	changes in the tax code related to investment real estate;

•	increased operating costs, including increased real property taxes, maintenance, insurance, and utilities costs; and

•	potential liability under environmental and other laws.

Any or all of these factors could negatively impact the investor real estate market and, as a result, reduce the demand for our loans or the terms on which we are able to make our loans and, as a result materially and adversely affect us.

Difficult conditions in the real estate markets, the financial markets and the economy generally may adversely impact our business, results of operations and financial condition.

Our results of operations may be materially affected by conditions in the real estate markets, the financial markets and the economy generally. These conditions include changes in short-term and long-term interest rates, inflation and deflation, fluctuations in the real estate and debt capital markets and developments in national and local economies, unemployment rates, commercial property vacancy rates, and rental rates. Any deterioration of real estate fundamentals generally, and in the United States in particular, and changes in general economic conditions could decrease the demand for our loans, negatively impact the value of the real estate collateral securing our loans, increase the default risk applicable to borrowers, and make it relatively more difficult for us to generate attractive risk-adjusted returns.

We also are significantly affected by the fiscal, monetary, and budgetary policies of the U.S. government and its agencies. We are particularly affected by the policies of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, which regulates the supply of money and credit in the United States. The Federal Reserve’s policies affect interest rates, which can have a significant impact on the demand for investor real estate loans. Significant fluctuations in interest rates as well as protracted periods of increases or decreases in interest rates could adversely affect the operation and income of the investment properties securing our loans, as well as the demand from investors for investor real estate loans in the secondary market. In particular, changes in interest rates often affect the number of loans originated. For example, a decrease in interest rates could cause refinancing of existing loans to become more attractive and qualifying for a loan to become easier, while an increase in interest rates could cause refinancing of existing loans to become less attractive and qualifying for a loan to become more difficult.

We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any stagnation in or deterioration of the real estate markets may limit our ability to originate or acquire loans on attractive terms or cause us to experience losses related to our assets. Declines in the market values of our investments may adversely affect our results of operations and credit availability.

We operate in a competitive market for loan origination and acquisition opportunities and competition may limit our ability to originate and acquire loans, which could adversely affect our ability to execute our business strategy.

We operate in a competitive market for investment and loan origination and acquisition opportunities. Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices and originate loans that allow us to generate compelling net interest margins. In acquiring our target assets or originating loans, we compete with a variety of institutional investors, including real estate investment trusts, specialty finance companies, public and private funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of these competitors may enjoy competitive advantages over us, including:

•	greater name recognition;

•	a larger, more established network of correspondents and loan originators;

•	established relationships with mortgage brokers or institutional investors;

•	access to lower cost and more stable funding sources;

•	an established market presence in markets where we do not yet have a presence or where we have a smaller presence;

•

ability to diversify and grow by providing a greater variety of commercial real estate loan products on more attractive terms, some of which require greater access to capital and the ability to retain loans on the balance sheet; and

•	greater financial resources and access to capital to develop branch offices and compensate key employees.

Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. Commercial banks may have an advantage over us in originating loans if borrowers already have a line of credit or construction financing with the bank. Commercial real estate service providers may have an advantage over us to the extent they also offer a larger or more comprehensive investment sales platform. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of originations or loan acquisitions, and establish more relationships than us. Furthermore, competition for loans on our target assets may lead to the price of such assets increasing, which may further limit our ability to generate desired returns, and competition in investor real estate loan origination may increase the availability of investor real estate loans which may result in a reduction of interest rates on investor real estate loans. We cannot assure you that the competitive pressures we face will not have a material and adverse effect on our business, results of operations and financial condition. In addition, future changes in laws, regulations, and consolidation in the commercial real estate finance market could lead to the entry of more competitors. We cannot guarantee that we will be able to compete effectively in the future, and our failure to do so would materially and adversely affect us.

Loans to small businesses involve a high degree of business and financial risk, which can result in substantial losses that would adversely affect our business, results of operation and financial condition.

Our operations and activities include, without limitation, loans to small, privately owned businesses. Often, there is little or no publicly available information about these businesses. Accordingly, we must rely on our own due diligence to obtain information in connection with our investment decisions. Our borrowers may not meet net income, cash flow and other coverage tests typically imposed by banks. A borrower’s ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative local or more general economic conditions. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan. In addition, small businesses typically depend on the management talents and efforts of one person or a small group of people for their success. The loss of services of one or more of these persons could have a material and adverse impact on the operations of the small business. Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to expand or compete. These factors may have an impact on loans involving such businesses. Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses, and in turn could have a material and adverse effect on our business, results of operations and financial condition.

The failure of a third-party servicer or the failure of our own internal servicing system to effectively service our portfolio of mortgage loans may adversely impact our business, results of operations and financial condition.

Most mortgage loans and securitizations of mortgage loans require a servicer to manage collections for each of the underlying loans. Nationstar Mortgage Holdings Inc. currently provides loan servicing on most of our loan portfolio, and we work with several other servicers for a portion of our portfolio. We refer to these providers as our third-party loan servicers. A third-party loan servicer’s responsibilities include providing loan administration, issuing monthly statements, managing borrower insurance and tax impounds, sending delinquency notices, collection activity, all cash management and reporting on the performance of the loans. A third-party loan servicer may retain sub-servicers in any jurisdictions where licensing is required and the third-party loan servicer has not obtained the necessary license or where it otherwise deems it advisable. Both default frequency and default severity of loans may depend upon the quality of the servicer. If a third-party loan servicer or any sub-servicer is not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If a third-party loan servicer or any sub-servicers takes longer to liquidate non-performing assets, loss severities may be higher than originally anticipated. Higher loss severity may also be caused by less competent dispositions of real estate owned, or REO.

Servicer quality, whether performed by third-party loan servicers or internally by us, is of prime importance in the default performance of investor real estate loans and securitizations. If we are unable to maintain our relationships with our third-party loan servicers, or they become unwilling or unable to continue to perform servicing activities, we could incur additional costs to obtain replacement loan servicers and there can be no assurance that a replacement servicer could be retained in a timely manner or at similar rates. Should we have to transfer loan servicing to another servicer for any reason, the transfer of our loans to a new servicer could result in more loans becoming delinquent because of confusion or lack of attention. Servicing transfers involve notifying borrowers to remit payments to the new servicer, and these transfers could result in misdirected notices, misapplied payments, data input errors and other problems. Industry experience indicates that mortgage loan delinquencies and defaults are likely to temporarily increase during the transition to a new servicer and immediately following the servicing transfer. Further, when loan servicing is transferred, loan servicing fees may increase, which may have an adverse effect on the credit support of assets held by us. Effectively servicing our portfolio of mortgage loans is critical to our success, particularly given our strategy of maximizing the value of our portfolio with our proprietary loan modification programs and special servicing techniques, and therefore, if one of our third-party loan servicers or our internal special servicing fails to effectively service our portfolio of mortgage loans, it could have a material and adverse effect on our business, results of operations and financial condition.

In addition, third-party loan servicers collect loan payments from our borrowers and hold them until remitting them to us, our lenders or our securitization trustees, as applicable, on scheduled monthly payment dates. As part of industry practice, third-party loan servicers are also often contractually required to advance amounts to their clients in some circumstances where borrowers have not yet made payments on the underlying mortgage loans, which could increase financial and liquidity demands on third-party loan servicers during times of economic distress when borrowers failed to make payments on mortgage loans or were late in doing so. Financial distress or insolvency of any of our third-party loan servicers would have a material adverse effect on our business, results of operations and financial condition.

We are dependent on certain of our key personnel for our future success, and their continued service to us is not guaranteed.

Our future success depends on the continued service of key personnel, including Christopher D. Farrar, our Chief Executive Officer, Mark R. Szczepaniak, our Chief Financial Officer, and Jeffrey T. Taylor, our Executive Vice President for Capital Markets, and our ability to attract new skilled personnel. We do not have employment contracts that provide severance payments and/or change in control benefits with our executive officers, and there can be no assurance that we will be able to retain their services. The departure of key personnel, until suitable replacements could be identified and hired, if at all, could have a material and adverse effect on our business, results of operations and financial condition.

Our growth strategy relies upon our ability to hire and retain qualified account executives, and if we are unable to do so, our growth could be limited.

We depend on our qualified account executives to generate broker relationships which leads to repeat and referral business. Accordingly, we must be able to attract, motivate and retain qualified account executives. The market for qualified account executives is highly competitive and may lead to increased costs to hire and retain them. We cannot guarantee that we will be able to attract or retain qualified account executives. If we cannot attract, motivate or retain a sufficient number of qualified account executives, or if our hiring and retention costs increase our business, results of operations and financial condition could be materially and adversely affected.

Inaccurate or incomplete information received from potential borrowers, guarantors and sellers involved in the sale of pools of loans could have a negative impact on our results of operation.

In deciding whether to extend credit or enter into transactions with potential borrowers and their guarantors, we are forced to primarily rely on information furnished to us by or on behalf of these potential borrowers or guarantors, including financial statements. We also must rely on representations of potential borrowers and guarantors as to the accuracy and completeness of that information and we must rely on information and representations provided by sellers involved in the sale of pools of loans that we purchase when we make bulk acquisitions. Our results of operations could be negatively impacted to the extent we rely on financial statements or other information that is misleading, inaccurate or incomplete.

Deficiencies in appraisal quality in the mortgage loan origination process may result in increased principal loss severity.

During the mortgage loan underwriting process, appraisals are generally obtained on the collateral underlying each prospective mortgage. The quality of these appraisals may vary widely in accuracy and consistency. The appraiser may feel pressure from the broker or lender to provide an appraisal in the amount necessary to enable the originator to make the loan, whether or not the value of the property justifies such an appraised value. Inaccurate or inflated appraisals may result in an increase in the severity of losses on the mortgage loans, which could have a material and adverse effect on our business, results of operations and financial condition.

We use leverage in executing our business strategy, which may adversely affect the return on our assets, as well as increase losses when economic conditions are unfavorable.

We leverage certain of our assets through borrowings under warehouse facilities and securitization transactions, as well as any corporate borrowings we may incur from time to time. Our use of leverage may enhance our potential returns and increase the number of loans that can be made, but may also substantially increase the risk of loss. There are no limits on the amount of leverage we may incur in our restated certificate of incorporation or amended and restated bylaws. Our percentage of leverage will vary depending on our ability to obtain financing. Our return on equity may be reduced if market conditions cause the cost of our financing to increase relative to the income that can be derived from our loan portfolio, which could adversely affect the price of our common stock. In addition, our debt service payments will reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations. To the extent that we cannot meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

Our underwriting guidelines in the mortgage loan origination process may result in increased delinquencies and defaults.

Mortgage originators, including us, generally underwrite mortgage loans in accordance with their pre-determined loan underwriting guidelines, and from time to time and in the ordinary course of business, originators will make exceptions to these guidelines. There can be no assurance that our underwriting guidelines will identify or appropriately assess the risk that the interest and principal payments due on a loan will be repaid when due, or at all, or whether the value of the mortgaged property will be sufficient to otherwise provide for recovery of such amounts. Our underwriting guidelines are more narrow than some other mortgage lenders because we give primary consideration to the adequacy of the property as collateral and source of repayment for the loan rather than focusing on the personal income of the borrower. For example, while we emphasize credit scores in our underwriting process, there is no minimum credit score that a potential borrower must have in order to obtain a loan from us. Although we believe that this asset-driven approach is one of our competitive advantages, it may result in higher delinquency and default rates than those experienced by mortgage lenders with broader underwriting guidelines and/or those who require minimum credit scores or verify the personal income of their borrowers.

On a case by case basis, our underwriters may determine that a prospective borrower that does not strictly qualify under our underwriting guidelines warrants an underwriting exception, based upon compensating factors. Compensating factors may include, but are not limited to, a lower loan-to-value ratio, a higher debt coverage ratio, experience as a real estate owner or investor, higher borrower net worth or liquidity, stable employment, longer length of time in business and length of time owning the property. Loans originated with exceptions may result in a higher number of delinquencies and defaults, which could have a material and adverse effect on our business, results of operations and financial condition.

We may change our strategy or underwriting guidelines without notice or stockholder consent, which may result in changes to our risk profile, results of operations and financial condition.

We may change our strategy or any of our underwriting guidelines at any time without notice or the consent of our stockholders. For example, in response to the economic crisis precipitated by the spread of COVID-19, in late March 2020, we temporarily suspended our loan originations. We may opportunistically acquire commercial mortgage loans that comply with our credit guidelines and may sell commercial mortgage loans We may also change our target assets and financing strategy without notice or the consent of our stockholders. From time to time, based on market conditions and our perception of business opportunities, we vary the mix of types of loans we originate or purchase, our relative emphasis of loan originations and purchases of loans and related assets, and our preference for monetizing our financial assets through securitizations, sales of loans and sales of retained subordinated interests in our securitizations. Any of these changes could result in us holding a loan portfolio with a different risk profile from the risk profile described in this prospectus and the documents incorporated by reference therein or, as well as affect the timing and amount of cash received or invested and of revenue recognized or charges or other expenses recorded. In addition, originating or purchasing loans of types with which we do not have significant prior experience may have greater risk of associated loss or other expense, or may not be as profitable as we expect. Additionally, a change in our strategy or underwriting guidelines may increase our exposure to interest rate risk, default risk, real estate market fluctuations and liquidity risk, all of which could have a material and adverse effect on our business, results of operations and financial condition.

Our inability to manage future growth effectively could have an adverse impact on our business, results of operations and financial condition.

Our ability to grow depends on our management’s ability to originate and/or acquire investor real estate loans. In order to do this, we will need to identify, hire, train, supervise and manage new employees. Any failure to effectively manage our future growth, including a failure to successfully expand our loan origination activities could have a material and adverse effect on our business, results of operations and financial condition.

If we fail to develop, enhance and implement strategies to adapt to changing conditions in the real estate and capital markets, our business, results of operations and financial condition may be materially and adversely affected.

The manner in which we compete and the loans for which we compete are affected by changing conditions, which can take the form of trends or sudden changes in our industry, regulatory environment, changes in the role of government-sponsored entities, changes in the role of credit rating agencies or their rating criteria or process or the United States economy more generally. If we do not effectively respond to these changes, or if our strategies to respond to these changes are not successful, our business, results of operations and financial condition may be materially and adversely affected.

Operational risks, including the risk of cyberattacks, could disrupt our business and materially and adversely affect our business, results of operations and financial condition.

Our financial, accounting, communications and other data processing systems may fail to operate properly or become disabled as a result of tampering or a breach of the network security systems or otherwise. In addition, such systems have been and may be from time to time subject to cyberattacks or other cybersecurity incidents, which may continue to increase in sophistication and frequency in the future.

Unauthorized parties who seek to breach network security systems often intend to obtain unauthorized access to proprietary information or personal identifying information of the target’s customers, borrowers, stockholders or other business partners, destroy data or disable, degrade or sabotage our systems, including through the introduction of computer viruses and other malicious code, network failures, computer and telecommunication failures, infiltration by unauthorized persons and security breaches, usage errors by their respective professionals or service providers. Unauthorized parties who gain access to information and technology systems, often do so with the aim of stealing, publishing, deleting or modifying private and sensitive information. Although we take various measures to ensure the integrity of our information and technology systems, there can be no assurance that these measures will provide protection. Breaches such as those involving covertly introduced malware, impersonation of authorized users and industrial or other espionage may not be identified even with sophisticated prevention and detection systems, potentially resulting in further harm and preventing it from being addressed appropriately.

Moreover, we are highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us.

We are headquartered in Westlake Village, California, in an area known for seismic activity and prone to wildfires. An earthquake, wildfire or other disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. Our disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. Insurance and other safeguards might only partially reimburse us for our losses, if at all.

In addition, we rely on third-party service providers for certain aspects of our business, including software vendors for portfolio management and accounting software, outside financial institutions for back office processing and custody of securities and third-party broker-dealers for the execution of trades. An interruption or deterioration in the performance of these third parties or failures of their information systems and technology could cause system interruptions, delays, loss, corruption or exposure of critical data or intellectual property and impair the quality of our operations, which could impact our reputation and hence adversely affect our business.

Any such interruption or deterioration in our operations could result in substantial recovery and remediation costs and liability. While we have implemented disaster recovery plans and backup systems to lessen the risk of any material adverse impact, its disaster recovery planning may not be sufficient to mitigate the harm and cannot account for all eventualities, and a catastrophic event that results in the destruction or disruption of any data or critical business or information technology systems could severely affect our ability to conduct our business operations, and as a result, our future operating results could be materially and adversely affected.

Any disruption in the availability or functionality of our technology infrastructure and systems could have a material adverse effect on our business.

Our ability to originate and acquire investor real estate loans, execute securitizations, and manage any related interest rate risks and credit risks is critical to our success and is highly dependent upon the efficient and uninterrupted operation of our computer and communications hardware and software systems. Some of these systems are located at our facility and some are maintained by third-party vendors. Any significant interruption in the availability and functionality of these systems could harm our business. In the event of a systems failure or interruption by our third-party vendors, we will have limited ability to affect the timing and success of systems restoration. If such interruptions continue for a prolonged period of time, it could, have a material and adverse impact on our business, results of operations and financial condition. See “Risk Factors— Risks Related to Our Business— Operational risks, including the risk of cyberattacks, could disrupt our business and materially and adversely affect our business, results of operations and financial condition” for additional information.

Our security measures may not effectively prohibit others from obtaining improper access to our information. If a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation.

Acquisitions, strategic investments, entries into new businesses, and divestitures could disrupt our business, divert our management’s attention, result in additional dilution to our stockholders, and harm our business.

From time to time we may seek to acquire or invest in businesses or other assets that we believe could complement or expand our business, enhance our capabilities or market reach, or otherwise offer growth opportunities. The identification, evaluation, and negotiation of potential acquisitions and divestitures may divert the attention of management and entail various expenses, whether or not such transactions are ultimately completed. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations, asset portfolios and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired businesses due to a number of factors, including difficulties resulting from the integration of technologies, IT systems, accounting systems, culture or personnel; diversion of management’s attention; litigation or regulatory matters; use of resources; or other disruption of our operations. Regulatory constraints, including competition regulations, may also affect the extent to which we can maximize the value of our acquisitions or investments. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt. In addition, we may spend time and money on acquisitions or investments that do not increase our revenue. If an acquired business fails to meet our expectations, our business may be materially and adversely affected.

Risks Related to Our Loan Portfolio

A significant portion of our loan portfolio is in the form of investor real estate loans which are subject to increased risks.

Investor real estate loans are directly exposed to losses resulting from default and foreclosure. Therefore, the value of the underlying property, the creditworthiness and financial position of the borrower and the priority and enforceability of the lien will significantly impact the value of such mortgages. Whether or not we have participated in the negotiation of the terms of any such mortgages, there can be no assurance as to the adequacy of the protection of the terms of the loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted that might interfere with enforcement of our rights. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of such real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Any costs or delays involved in the completion of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss.

A portion of our loan portfolio currently is, and in the future may be, delinquent and subject to increased risks of credit loss for a variety of reasons, including, without limitation, because the underlying property is too highly-leveraged or the borrower falls upon financial distress. Whatever the reason, the borrower may be unable to meet its contractual debt service obligation to us. Delinquent loans may require a substantial amount of workout negotiations or restructuring, which may divert our attention from other activities and entail, among other things, a substantial reduction in the interest rate or capitalization of past due interest. However, even if restructurings are successfully accomplished, risks still exist that borrowers will not be able or willing to maintain the restructured payments or refinance the restructured mortgage upon maturity.

Investor real estate loans, including performing and delinquent, are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies) and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities.

Loans on properties in transition will involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

While our primary focus is long-term maturity investor real estate loans, in March 2017, we began originating short-term, interest-only loans to be used for acquiring, repositioning or improving the quality of 1-4 unit residential investment properties. This product typically serves as an interim solution for borrowers and/or properties that do not meet the investment criteria of our primary 30-year product. The typical borrower of these rehab and resell loans has usually identified an undervalued asset that has been under-managed or is located in a recovering market. If the market in which the asset is located fails to improve according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the transitional loan, and we bear the risk that we may not recover some or all of our investment.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a rehab and resell loan. Rehab and resell loans therefore are subject to risks of a borrower’s inability to obtain permanent financing to repay the loan. Rehab and resell loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under rehab and resell loans that may be held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan. To the extent we suffer such losses with respect to these loans, our business, results of operations and financial condition may be materially adversely affected.

Any costs or delays involved in the completion of a foreclosure or liquidation of the underlying property may further reduce proceeds from the property and may increase the loss.

From time to time, we find it necessary or desirable to foreclose on mortgage loans we own, and the foreclosure process may be lengthy and expensive. Borrowers may resist mortgage foreclosure actions by asserting numerous claims, counterclaims and defenses against us including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force us into a modification of the loan or a favorable buy-out of the borrower’s position. In some states, foreclosure actions can sometimes take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may create a negative public perception of the related mortgaged property, resulting in a decrease in its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the completion of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and thus increase the loss. Any such reductions could materially and adversely affect the value of the commercial loans in which we invest and, therefore, could have a material and adverse effect on our business, results of operations and financial condition.

In addition, moratoria or other limitation imposed by federal or U.S. state governments on the ability of lenders to foreclose on property or requirements for lenders to modify loans may have a material adverse effect on our business, results of operations or financial condition, including by precluding us from foreclosing on, or exercising other remedies with respect to, the property underlying loans, or requiring or incentivizing us to accept modifications not favorable to us.

Insurance on collateral underlying mortgage loans and real estate securities may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Uninsured losses may also reduce the value of the underlying property. Any uninsured or underinsured loss could result in the loss of cash flow from, and the asset value of, the affected property.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

A number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Our portfolio of assets may at times be concentrated in certain property types or secured by properties concentrated in a limited number of geographic areas, which increases our exposure to economic downturn and natural disasters, including disruptions related to epidemics, with respect to those property types or geographic locations.

We are not required to observe specific diversification criteria, except as may be set forth in the underwriting guidelines adopted by our Board. Therefore, our portfolio of assets may, at times, be concentrated in certain property types that are subject to higher risk of foreclosure or secured by properties concentrated in a limited number of geographic locations.

Our loan portfolio changes over time, however, as of September 30, 2024, our loans held for investment were primarily concentrated in California, New York, Florida and New Jersey. Deterioration of economic conditions or natural disasters, including disruptions to business and operations related to epidemics, in these or in any other state in which we have a significant concentration of borrowers could have a material and adverse effect on our business by reducing demand for new financings, limiting the ability of customers to repay existing loans and impairing the value of our real estate collateral and real estate owned properties.

To the extent that our portfolio is concentrated in any region, or by type of property, downturns relating generally to such region, type of borrower or security, or the occurrence of natural disasters in those regions, may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our stockholders.

The investor real estate loans we originate or acquire are dependent on the ability of the property owner to generate net income from operating the property, which may result in the inability of such property owner to repay a loan, as well as the risk of foreclosure.

The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be adversely affected by, among other things:

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location, condition and design;

•	competition from comparable types of properties;

•	changes in national, regional or local economic conditions or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates, real estate tax rates and other operating expenses;

•	costs of remediation and liabilities associated with environmental conditions;

•	the potential for uninsured or underinsured property losses;

•	changes in governmental laws and regulations, including fiscal policies, zoning ordinances and environmental legislation and the related costs of compliance; and

•	acts of God, significant public health events (including epidemics), terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of interest and principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our stockholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure can be an expensive and lengthy process and foreclosing on certain properties where we directly hold the mortgage loan and the borrower’s default under the mortgage loan is continuing could result in actions that could be costly to our operations, in addition to having a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may in turn decrease the value of the underlying properties.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected. In addition, an owner or operator of real property may become liable under various federal, state and local laws, for the costs of removal of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage-related assets held by us.

We may be required to repurchase or substitute mortgage loans or indemnify investors if we breach representations and warranties, which could harm our business, cash flow, results of operations and financial condition.

We have sold and, on occasion, may sell, some of our loans in the secondary market or as a part of a securitization of a portfolio of our loans. When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our mortgage loan sale agreements may require us to repurchase or substitute loans or indemnify investors in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we may be required to repurchase or substitute loans or indemnify investors if we breach a representation or warranty in connection with our securitizations, if any.

The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could harm our business, cash flow, results of operations and financial condition.

Some of our portfolio assets may be recorded at fair value as estimated by management and may not reflect the price we could realize upon disposal.

Most of our portfolio assets will be in the form of loans that are not publicly traded. The fair value of securities and other assets that are not publicly traded is not readily determinable. Depending on whether these securities and other investments are classified as available-for-sale or held-to-maturity, we will value certain of these investments at fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification™, or ASC, 820— Fair Value Measurements, which may include unobservable inputs. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our results of operations and the value of our common stock could be adversely affected if our determinations regarding the fair value of these assets are materially higher than the values that we ultimately realize.

Risks Related to Our Organization and Structure

For so long as Snow Phipps Group and TOBI continue to own a substantial amount of our outstanding common stock, or securities convertible or exchangeable for our common stock, they will have the ability to substantially influence us.

As of December 6, 2024, funds affiliated with SPG GP, LLC, or Snow Phipps Group, beneficially owned approximately 37.1% of our outstanding common stock and funds affiliated with Pacific Investment Management Company LLC, or TOBI, beneficially owned approximately 33.1% of our outstanding common stock. On April 7, 2020, we issued and sold 45,000 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (our “Preferred Stock) and warrants (the “Warrants”) exercisable for up to 3,013,124 shares of our common stock to affiliates of Snow Phipps Group and TOBI. On October 8, 2021, we exercised our option to convert all of the 45,000 shares of Preferred Stock into 11,688,310 shares of our common stock. The Warrants are exercisable at any time and from time to time, in whole or in part, by the holders until April 5, 2025 at an exercise price of $2.96 per share of common stock with respect to 2,008,749 of the Warrants, and at an exercise price of $4.94 per share of common stock with respect to 1,004,375 of the Warrants. As of December 6, 2024, assuming the full exercise of the Warrants, funds affiliated with Snow Phipps Group and TOBI would have owned an aggregate of approximately 72.7% of our common stock outstanding on a pro forma, as-converted and as-exercised basis.

In addition, pursuant to a stockholders’ agreement we entered into with Snow Phipps Group and TOBI in connection with our IPO and a purchase agreement we entered into with Snow Phipps Group and TOBI in connection with the sale of our Preferred Stock and Warrants, each of Snow Phipps Group and TOBI have the right to designate certain persons as nominees for election as directors. Specifically, each of Snow Phipps Group and TOBI are entitled to designate up to two persons as director nominees. As a result, although Snow Phipps Group and TOBI are not affiliated with each other, they collectively own a majority of our common stock and are in a position to exercise significant influence over us, our Board and our management, affairs and transactions in a manner that you may not agree with or that you may not consider is in the best interest of all of our stockholders. In addition, the degree of control on our Board held by Snow Phipps Group and TOBI may be greater than their proportionate ownership of our common stock.

By virtue of their stock ownership and voting power, in addition to their board nomination rights, Snow Phipps Group and TOBI have the power to significantly influence our business and affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors, amendments to our restated certificate of incorporation, mergers or sales of assets. The influence exerted by these large stockholders over our business and affairs might not be consistent with the interests of some or all of our other stockholders. In addition, the concentration of ownership in our directors or stockholders associated with them may have the effect of delaying or preventing a change in control of our company, including transactions that would be in the best interests of our stockholders and would result in receipt of a premium to the price of our shares of common stock, and might negatively affect the market price of our common stock.

Our restated certificate of incorporation provides that our directors who are affiliates of Snow Phipps Group and TOBI may engage in similar activities and lines of business as us, which may result in competition between us and such stockholders or another portfolio company of such stockholders for certain corporate opportunities.

Our restated certificate of incorporation provides that our directors who are also employees or affiliates of Snow Phipps Group and TOBI may engage in similar activities or lines of business as us. Our restated certificate of incorporation will provide that no employees or affiliates of such stockholders, including those persons who are also our directors, have any obligation to refrain from (1) engaging directly or indirectly in the same or similar business activities or lines of business as us or developing or marketing any products or services that compete, directly or indirectly, with us, (2) investing or owning any interest in, or developing a business relationship with, any person or entity engaged in the same or similar business activities or lines of business as, or otherwise in competition with, us or (3) doing business with any of our clients or customers. In addition, our restated certificate of incorporation will provide that we have waived any interest or expectancy in any business or other opportunity that becomes known to a director of ours who is also an employee or affiliate of such stockholders unless the opportunity becomes known to that individual solely in his or her capacity as our director. As a result, certain of our directors who are also employees or affiliates of Snow Phipps Group or TOBI may compete with us for business and other opportunities, which may not be in the interest of all of our stockholders.

Some provisions of Delaware law and our organizational documents may deter third parties from acquiring us and may diminish the value of our common stock.

Certain provisions of our restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider to be in its best interest, including attempts that might result in a premium over the market price of our common stock.

These provisions provide for, among other things:

•

the ability of our Board to issue one or more series of preferred stock with voting or other rights or preferences that could have the effect of impeding the success of an attempt to acquire us or otherwise effect a change of control;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at stockholder meetings;

•	certain limitations on convening special stockholder meetings; and

•	certain limitations regarding business combinations with any “interested stockholder.”

These provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for our stockholders to nominate directors for election to our Board and take other corporate actions.

Failure to comply with requirements to design, implement and maintain effective internal controls, as well as a failure to remediate any identified weaknesses in our internal controls, could have a material adverse effect on our reputation, business and stock price.

As a publicly-traded company, we are required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert management’s attention from other matters that are important to our business.

We cannot assure you that material weaknesses will not occur and that we will be able to remediate such weaknesses in a timely manner. If we are unable to remediate any material weaknesses, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our common stock.

Our restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our restated certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to the Company or our stockholders, creditors or other constituents, (3) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine. Our restated certificate of incorporation will further provide that, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the United States federal securities laws.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our restated certificate of incorporation. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in our restated certificate of incorporation to be inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Board is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our restated certificate of incorporation authorizes our Board, without the approval of our stockholders, to issue shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

The terms of our outstanding Warrants may adversely affect the rights of the holders of our common stock.

On April 7, 2020, we issued and sold 45,000 shares Preferred Stock and Warrants exercisable for up to 3,013,124 shares of our common stock to affiliates of Snow Phipps Group and TOBI. October 8, 2021, we exercised our option to convert all of the 45,000 shares of Preferred Stock into 11,688,310 shares of our common stock. The Warrants are exercisable at any time and from time to time, in whole or in part, by the holders until April 5, 2025 at an exercise price of $2.96 per share of common stock with respect to 2,008,749 of the Warrants, and at an exercise price of $4.94 per share of common stock with respect to 1,004,375 of the Warrants. As of December 6, 2024, the Warrants would have represented an aggregate of approximately 8.3% of our common stock outstanding on a pro forma, as-converted and as-exchanged basis. The Warrants are exercisable at the warrantholder’s option at any time, in whole or in part, until April 5, 2025. The exercise of the Warrants would dilute the ownership interest of existing holders of our common stock and sales of common stock by holders could adversely affect prevailing market prices of our common stock.

Risks Related to Sources of Financing

We may not be able to successfully complete additional securitization transactions on attractive terms or at all, which could limit potential future sources of financing and could inhibit the growth of our business.

We have financed a large portion of our loan portfolio as securitizations, and we plan to securitize newly originated loans to repay our warehouse facilities, provide for long-term financing and generate cash for funding new loans. We plan to continue to structure these securitizations so that they are treated as financing transactions, and not as sales, for purposes of U.S. generally accepted accounting principles. This involves creating a special- purpose vehicle, contributing a pool of our assets to the entity and selling non-recourse debt securities to purchasers. We retain a portion of the “first loss” subordinated securities issued by our trusts and, as a result, we are the first tranche exposed to principal losses in the event the trust experiences a loss. We use short-term credit facilities to finance the origination or acquisition of investor real estate loans until a sufficient quantity of eligible assets has been accumulated, at which time we would refinance these short-term facilities through a securitization of the eligible assets, such as issuances of commercial mortgage-backed securities or collateralized loan obligations or the private placement of loan participations or other long-term financing. When we employ this strategy, we are subject to the risk that we would not be able to obtain, during the period that our short-term facilities are available, a sufficient amount of eligible assets to maximize the efficiency of a securitization. We are also subject to the risk that we are not able to obtain short-term credit facilities or are not able to renew any short-term credit facilities after they expire should we find it necessary to extend such short-term credit facilities to allow more time to obtain the necessary eligible assets for a long-term financing.

From time to time, one or more credit rating agencies may rate our new or existing securitizations. A lower-than-expected rating by one or more of these agencies or a reduction or withdrawal of a credit rating may adversely impact our ability to complete new securitizations on attractive terms or at all.

The inability to consummate securitizations of our portfolio or secure other financing arrangements on satisfactory terms to finance our loans on a long-term basis could require us to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price, which could have a material and adverse effect on our business, results of operations and financial condition.

If one or more of our warehouse facilities on which we are dependent are terminated, we may be unable to find replacement financing on favorable terms on a timely basis, or at all, which would have a material adverse effect on our business, results of operations and financial condition.

We require a significant amount of short-term funding capacity for loans we originate. Consistent with industry practice, our existing warehouse facilities are short-term, usually requiring annual renewal. If any of our committed facilities are terminated or are not renewed or our uncommitted facilities are not honored, we may be unable to find replacement financing on favorable terms on a timely basis, or at all, and we might not be able to originate loans, which would have a material adverse effect on us. Additionally, as our business continues to expand, we may need additional warehouse funding capacity for loans we originate. There can be no assurance that, in the future, we will be able to obtain additional warehouse funding capacity on favorable terms, on a timely basis, or at all.

We may be required to maintain certain levels of collateral or provide additional collateral under our warehouse facilities, which may restrict us from leveraging our assets as fully as desired or forcing us to sell assets under adverse market conditions, resulting in potentially lower returns.

We currently finance our originations and investments in investor real estate using warehouse facilities, which are our short-term revolving full recourse master repurchase agreements secured by certain of our underlying mortgage loans. Under our revolving warehouse facilities, the amount of available financing on our investor real estate loan portfolio is reduced based on the delinquency performance of the individual loans pledged under these facilities, and if the delinquency in our loan portfolio increases beyond certain levels, we may be required to pledge additional collateral, pay down a portion of the outstanding balance of these warehouse facilities, or liquidate assets at a disadvantageous time to avoid violating certain financial covenants contained therein and triggering a foreclosure on our collateral, any of which could cause us to incur further losses and have a material and adverse effect on our business, results of operations and financial condition.

In the event we do not have sufficient liquidity to pay down the financing when loan performance deteriorates, lending institutions can accelerate our indebtedness, increase our borrowing rates, liquidate our collateral and terminate our ability to borrow.

Further, our revolving warehouse facility agreements contain various financial and other restrictive covenants, including covenants that require us to maintain a certain amount of cash that is not invested or to set aside non-levered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these collateral obligations, as described above, our financial condition could deteriorate rapidly. In addition, if we fail to satisfy any of the financial or other restrictive covenants, or otherwise default under our revolving warehouse facilities, the lenders have the right to accelerate repayment and terminate the facilities. Accelerating repayment and terminating the facilities would require immediate repayment by us of the borrowed funds, which may require us to liquidate assets at a disadvantageous time, causing us to incur further losses and have a material and adverse effect on our business, our results of operations and financial condition.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying asset back to us at the end of the transaction term, or if the value of the underlying asset has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in repurchase transactions, we generally sell assets to lenders and receive cash from these lenders. The lenders are obligated to resell the same assets back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the assets to the lender is less than the value of those assets (this difference is the haircut), if the lender defaults on its obligation to resell the same assets back to us we may incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the assets). We would also lose money on a repurchase transaction if the value of the underlying assets has declined as of the end of the transaction term, as we would have to repurchase the assets for their initial value but would receive assets worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender can terminate all of the outstanding repurchase transactions with us and can cease entering into any other repurchase transactions with us. Our repurchase agreements contain cross- default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. Any losses we incur on our repurchase transactions could have a material and adverse effect on our business, our results of operations and financial condition.

Interest rate fluctuations could negatively impact our net interest income, cash flows and the market value of our investments.

Our primary interest rate exposures will relate to the yield on our investments and the financing cost of our debt, as well as interest rate swaps we may utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest- earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also may affect our ability to invest in assets, the value of our investments and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates if a significant percentage of borrowers have mortgages that reset to a substantially higher interest rate and are unable to make their new monthly payments as obligated under the terms of the mortgage loan.

While the interest rates used to calculate interest expense on our financing lines are subject to floors to the extent that our financing costs will be determined by reference to floating rates (such as Secured Overnight Financing Rate, or SOFR, or a Treasury index) plus a margin, the amount of such margin will depend on a variety of factors, including, without limitation, (1) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (2) the level and movement of interest rates and (3) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating rate debt would increase, and it is possible that any additional interest income we earn on our floating rate investments may not compensate for such increase in interest expense. Furthermore, during a period of rising interest rates, the interest income we earn on our fixed rate investments would not change, the duration and weighted average life of our fixed rate investments would increase and the market value of our fixed rate investments would decrease. Similarly, in a period of declining interest rates, the interest income generated on floating rate investments would decrease, while any decrease in the interest we are charged on our floating rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed rate debt would not change. Any such scenario could materially and adversely affect our business, results of operations and financial condition.

Interest rate mismatches between our loans and our borrowings used to fund our portfolio may reduce our income during periods of changing interest rates.

We fund some of our loan portfolio with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of our loans. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

A portion of our loan portfolio is comprised of adjustable rate mortgages, or ARMs. The interest rate indices and re-pricing terms of the loans and their funding sources will not be identical, thereby creating an interest rate mismatch between our assets and liabilities. There have been periods when the spread between these indices was volatile. During periods of changing interest rates, these mismatches could reduce our net income and the market price of our common stock.

Interest rate caps on our ARMs may reduce our income or cause us to suffer a loss during periods of rising interest rates.

Our ARMs are subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a loan. Our borrowings, including our warehouse facilities and securitizations, are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while interest rate caps would limit the interest rates on our ARMs. This problem is magnified for our ARMs that are not fully indexed. As a result, we could receive less cash income on ARMs than we need to pay interest on our related borrowings. These factors could lower our net interest income or cause us to suffer a loss during periods of rising interest rates.

Our existing and future financing arrangements and any debt securities we may issue could restrict our operations and expose us to additional risk.

Our existing and future financing arrangements (including our term loan facility, revolving credit facilities, warehouse facilities and securitizations) and any debt securities we may issue in the future are or will be governed by a credit agreement, indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We will bear the cost of issuing and servicing such credit facilities, arrangements or securities.

Under our warehouse facilities, the lenders have specific rights, including but not limited to, the right to review assets for which we are seeking financing, the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the warehouse facilities, the right to restrict dividend payments made to us by certain of our wholly owned subsidiaries and the right to approve the sale of assets. We are a holding company that conducts all of our operations through wholly owned subsidiaries. Although our warehouse facilities do not limit our rights to pay dividends directly to stockholders, restrictions on our subsidiaries paying dividends to us limits our ability to receive cash from such wholly owned subsidiaries. These restrictive covenants and operating restrictions could have a material adverse effect on our business and operating results, restrict our ability to finance or securitize new originations and acquisitions, and force us to liquidate collateral.

Risks Relating to Regulatory Matters

The increasing number of proposed United States federal, state and local laws may affect certain mortgage- related assets in which we intend to invest and could materially increase our cost of doing business.

Mortgage loan originators and servicers operate in a highly regulated industry and are required to comply with various federal, state and local laws and regulations. If any of our loans are found to have been originated, serviced or owned by us or a third-party in violation of applicable law, we could be subject to lawsuits or governmental actions, or we could be fined or incur losses. In respect of our mortgage loan originations and acquisitions, if any third-party mortgage brokers, originators or servicers fail to comply with applicable law, it could subject us, as lender, assignee or purchaser of the related mortgage loans, to monetary penalties or other losses. Any such outcome could have a material and adverse effect on our business, results of operations and financial condition.

The securitization process is subject to an evolving regulatory environment that may affect certain aspects of our current business.

As a result of the dislocation of the credit markets during the previous recession and the extensive regulation, oversight and enforcement activity by governmental and other regulatory agencies which followed, including without limitation, regulations promulgated by the Federal Housing Finance Agency, the SEC and the Federal Deposit Insurance Corporation pursuant to the mandates of the Dodd-Frank Act, the securitization industry has crafted and continues to craft changes to securitization practices, including, without limitation (i) changes to representations, warranties and enforcement procedures in securitization transaction documents and (ii) more expansive disclosure in securitization offering documents of (a) the underwriting guidelines applicable to the collateral underlying securitizations, the due diligence review of such collateral, the material risks impacting an investment decision and material national and international developments that could impact the value and liquidity of securities, (b) the limitations of the rights available to investors under the securitization documents, (c) risks impacting a transaction party’s ability to perform its obligations under the securitization and (d) regulations promulgated by other countries which impact the ability to sell securities to investors in such countries.

On October 21, 2014, the final rules implementing the credit risk retention requirements of Section 941 of the Dodd–Frank Act, or the U.S. Risk Retention Rules, were issued and have since become effective with respect to all asset classes. The risk retention rules generally require the sponsor of a securitization to retain not less than 5% of the credit risk of the assets collateralizing the issuer’s mortgage-backed securities. When applicable, the risk retention rules generally require the “securitizer” of a “securitization transaction” to retain at least 5% of the “credit risk” of “securitized assets,” as such terms are defined for purposes of that statute, and generally prohibit a securitizer from directly or indirectly eliminating or reducing its credit exposure by hedging or otherwise transferring the credit risk that the securitizer is required to retain. Our securitizations are subject to the U.S. Risk Retention Rules and, as a result, we have retained at least 5% of the credit risk for all of our securitizations since the U.S. Risk Retention Rules went into effect. The European Union and the United Kingdom have also adopted certain risk retention and due diligence requirements in respect of various types of European Union and United Kingdom regulated investors that, among other things, restrict investors from taking positions in securitizations. To the extent our securitizations are marketed in countries in the European Union or the United Kingdom, we would become subject to these additional regulations, which may increase our risk retention requirements and increase the complexity and costs of new securitizations.

The current regulatory environment may be impacted by future legislative developments, such as amendments to key provisions of the Dodd-Frank Act, including provisions setting forth capital and risk retention requirements. In addition, there may be continued regulation through executive orders as former President Trump was very involved in calling for review, guidance and oversight of financial regulations, the future role of Fannie Mae and Freddie Mac and general rulemaking and oversight with respect to the mortgage and housing markets. It is possible that the Biden administration will continue to push for additional regulations, oversight and reform with respect to the financial and capital markets which could include certain deregulatory measures for the U.S. financial services industry, including changes to the Financial Stability Oversight Board, the Volcker Rule and credit risk retention requirements, among other areas. Any resulting executive orders or legislative developments in the United States or any future regulations in the European Union or the United Kingdom could impact securitizations and pose additional risks to our participation in future securitizations or reduce or eliminate the economic incentives for participating in future securitizations, increase the costs associated with our origination, securitization or acquisition activities, or otherwise increase the risks or costs of our doing business.

We are subject to state licensing and operational requirements in certain states that may result in substantial compliance costs.

Although we do not engage in the highly regulated residential mortgage lending practice, we may be subject to licensing and operational requirements in certain states in which we do business. There can be no assurance that will be able to obtain any or all of the approvals and licenses that we desire or that we will avoid experiencing significant delays in seeking such approvals and licenses. In addition, in those states in which we are licensed, we are subject to periodic examinations by state regulators, which can result in refunds to borrowers of certain fees earned by us, and we may be required to pay substantial penalties imposed by state regulators due to compliance errors. Future regulatory changes may increase our costs and obligations by expanding the types of lending to which such laws apply or through stricter licensing laws, disclosure laws or increased fees, or may impose conditions to licensing that we are unable to meet. Future state legislation and changes in existing regulation may significantly increase our compliance costs or reduce the amount of ancillary fees, including late fees, that we may charge to borrowers. This could make our business cost-prohibitive in the affected state or states and could materially and adversely affect our business, results of operations and financial condition.

Any failure to obtain or maintain required licenses will restrict our options and ability to engage in desired activities, and could subject us to fines, suspensions, terminations and various other adverse actions if it is determined that we have engaged without the requisite approvals or licenses in activities that required an approval or license, which could have a material and adverse effect on our business, results of operation and financial condition.

Maintenance of our 1940 Act exclusion imposes limits on our operations, which may adversely affect our operations.

We currently conduct, and intend to continue to conduct, our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act.

We believe we qualify for an exemption under Section 3(a)(1) of the 1940 Act because we will not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities, nor will we own investment securities with a combined value in excess of 40% of the value of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Rather, we, through our wholly owned subsidiaries, are primarily engaged in the business of originating and managing investor real estate loans.

We hold our assets primarily through direct or indirect wholly owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) and/or Section 3(c)(6) of the 1940 Act. To qualify for the exclusion pursuant to Section 3(c)(5)(C), based on positions set forth by the staff of the SEC, each such subsidiary generally is required to hold at least (i) 55% of its assets in “qualifying” real estate assets and (ii) at least 80% of its assets in “qualifying” real estate assets and “real estate-related” assets. “Qualifying” real estate assets for this purpose include mortgage loans that satisfy conditions set forth in SEC staff no-action letters and other guidance, and other assets that the SEC staff has determined are the functional equivalent of whole mortgage loans for the purposes of the 1940 Act. Section 3(c)(6) of the 1940 Act excludes, among other categories of issuers, issuers that are primarily engaged in a Section 3(c)(5)(C) business activity directly or through majority- owned subsidiaries. The SEC staff has stated in a no-action letter that an issuer that acquires whole mortgage loans that are eventually transferred into a securitization trust which it sponsors for the purpose of obtaining financing to acquire additional whole mortgage loans, may treat as qualifying real estate assets for purposes of Section 3(c)(5)(C) any securities issued by that trust that it retains because such securities are acquired as a direct result of the issuer being engaged in the business of purchasing or otherwise acquiring whole mortgage loans. As the factual basis of this no-action position aligns with our business model, we accordingly treat the mortgage backed securities issued by our securitization trusts that we have retained as qualifying real estate assets.

As a consequence of our seeking to avoid the need to register under the 1940 Act on an ongoing basis, we and/or our subsidiaries may be restricted from holding certain securities or may structure securitizations in a manner that would be less advantageous to us than would be the case in the absence of such requirements. For example, the restrictions of Section 3(c)(5)(C) may limit our and our subsidiaries’ ability to retain certain mortgage-backed securities issued by our securitization trusts. Thus, avoiding registration under the 1940 Act may hinder our ability to finance our operations using securitizations and execute our growth strategy.

There can be no assurance that we and our subsidiaries will be able to successfully maintain the exceptions to the 1940 Act we currently rely on. If it were established that we or any of our subsidiaries were operating as an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action or actions brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns.

If we fail to comply with laws, regulations and market standards regarding the privacy, use, and security of customer information, or if we are the target of a successful cyberattack, we may be subject to legal and regulatory actions and our reputation would be harmed.

We receive, maintain, and store non-public personal information of our loan applicants. The technology and other controls and processes designed to secure our customer information and to prevent, detect, and remedy any unauthorized access to that information were designed to obtain reasonable, not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. We are not aware of any data breaches, successful hacker attacks, unauthorized access and misuse, or significant computer viruses affecting our networks that may have occurred in the past; however, our controls may not have detected, and may in the future fail to prevent or detect, unauthorized access to our borrower information. In addition, we are exposed to the risks of denial-of-service, or DOS, attacks and damage to or destruction of our network or other information systems. A successful DOS attack or damage to our systems could result in a delay in the processing of our business, or even lost business. Additionally, we could incur significant costs associated with the recovery from a DOS attack or damage to our systems.

If borrower information is inappropriately accessed and used by a third-party or an employee for illegal purposes, such as identity theft, we may be responsible to the affected applicant or borrower for any losses he or she may have incurred as a result of misappropriation. In such an instance, we may also be liable to a governmental authority for fines or penalties associated with a lapse in the integrity and security of our customers’ information. Additionally, if we are the target of a successful cyberattack, we may experience reputational harm that could impact our standing with our borrowers and adversely impact our financial results.

We may be subject to liability for potential violations of predatory lending laws, which could adversely impact our business, results of operations and financial condition.

Although we have certain controls and procedures in place in order to confirm that all loans we make or acquire are undertaken for business purposes, from time to time we may inadvertently originate or acquire a loan subject to the various U.S. federal, state and local laws that have been enacted to discourage predatory lending practices. The Federal Home Ownership and Equity Protection Act of 1994, or the HOEPA, prohibits inclusion of certain provisions in residential mortgage loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in the HOEPA.

Risks Related to Ownership of Our Common Stock

The trading and price of our common stock has been and may continue to be volatile, which could result in substantial losses for purchasers of our common stock.

The market price of our common stock has been highly volatile and may continue to fluctuate substantially due to a number of factors such as those listed in “Risk Factors—Risks Related to Our Business” and the following:

•	low trading volume in our common stock generally;

•	our operating performance and the performance of other similar companies;

•	actual or anticipated changes in our business strategy prospects;

•	actual or anticipated valuations in our quarterly operating results or dividends;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

•	publication of research reports about the real estate industry;

•	speculation in the press or investment community;

•	equity issuances by us, or stock resales by our stockholders, or the perception that such issuances or resales could occur;

•	the passage of legislation or other regulatory developments that adversely affect us or the assets in which we seek to invest;

•	the use of significant leverage to finance our assets;

•	loss of a major funding source;

•	changes in market valuations of similar companies;

•	actions by our stockholders;

•	general market and economic conditions and trends, including inflationary concerns, interest rate fluctuations and the current state of the credit and capital markets;

•	actual or anticipated accounting problems;

•	price and volume fluctuations in the overall stock market from time to time;

•	additions or departures of our executive officers or key personnel;

•	changes in the value of our portfolio;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts; and

•	the realization of any other risk factor in this prospectus.

These broad market and industry fluctuations may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock are low. In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

We have incurred increased costs as a result of being a public company.

As a result of having publicly traded common stock, we are also required to comply with, and incur costs associated with such compliance with, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly. Our management devotes a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue- producing activities. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

We have offered and sold debt and equity securities, and in the future, we may attempt to increase our capital resources by making additional offerings of debt or additional offerings or distributions of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock, if issued, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, would likely have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of any future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Future sales of shares of our common stock, including by our existing stockholders, could depress the market price of our shares.

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the value of our common stock. Sales of these shares by our existing stockholders, or the perception that such sales could occur, may cause the trading price of our common stock to decrease or be lower than it might be in the absence of those sales or perceptions.

As of December 6, 2024, funds affiliated with Snow Phipps Group beneficially owned approximately 37.1% of our outstanding common stock and TOBI beneficially owned approximately 33.1% of our outstanding common stock. We have entered into a registration rights agreements with Snow Phipps Group, TOBI, certain other stockholders, and certain members of our management and directors which, among other things, gives Snow Phipps Group and TOBI and their respective affiliates the right to cause us to file registration statements under the Securities Act covering their shares of our common stock, or to include the shares of common stock held by such stockholders in registration statements that we may file. If we were to include common stock held by such stockholders in a registration statement initiated by us, those additional shares could impair our ability to raise needed capital by depressing the price at which we could sell common stock.

We have not historically paid dividends on our common stock and, as a result, your only opportunity to achieve a return on your investment may be if the price of our common stock appreciates.

We have not declared or paid cash dividends to date on our common stock and do not intend to pay dividends for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our Board, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements, overall financial conditions and limitations in our debt instruments. In addition, our ability to pay dividends on our common stock is currently limited by the covenants of our warehouse facilities and other credit facilities and may be further restricted by the terms of any future debt or preferred securities. Accordingly, your only opportunity to achieve a return on your investment in our company may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our core market, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business or industry. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business or industry, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

There can be no assurance that we will not inadvertently originate or acquire a consumer loan. If we were to originate or acquire such a loan, we would be required to comply with these laws and any breach of such laws could subject us to monetary penalties or give the borrowers a rescission right. Lawsuits have been brought in various states making claims against assignees or purchasers of high cost loans for violations of state law. If any of our loans are found to have been originated in violation of predatory or abusive lending laws, we could incur losses, which could materially and adversely impact our business, results of operations and financial condition.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities offered by us under this prospectus in the manner and for the purposes set forth in the applicable prospectus supplement. Unless otherwise set forth in an applicable prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

On March 23, 2022 and May 20, 2022, respectively, we amended and restated our bylaws (the “amended and restated bylaws”) and restated our certificate of incorporation (the “restated charter”). The description of our common stock contained herein is a summary of certain provisions, does not describe every aspect of our common stock and is qualified in its entirety by our restated certificate of incorporation and amended and restated bylaws, which are filed as Exhibit 4.2 and Exhibit 4.3, respectively, to the Registration Statement on Form S-3 of which this prospectus is a part.

Capitalization

Pursuant to our restated certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share (our “preferred stock”). All of our outstanding shares of common stock are fully paid and nonassessable.

On October 8, 2021, we exercised our option to convert all of the 45,000 outstanding shares of Series A Convertible preferred stock into 11,688,310 shares of our common stock. As of December 6, 2024, we had 33,114,845 shares of common stock outstanding.

Special Meetings

Our amended and restated bylaws and restated charter permit holders owning at least 20% (in the aggregate) of the then voting power of all shares of the company entitled to vote on matters to be brought before the proposed special meeting, to call special meetings upon written request to the secretary of the Company.

Voting

Our amended and restated bylaws provide that, except as otherwise restricted or provided by such bylaws or our restated charter, any action that is required to or may be taken at any annual or special meeting of our stockholders may be taken without a meeting, prior notice or without a vote if a consent or consents in writing, executed and delivered in accordance with our restated charter, amended restated bylaws or by applicable law, is signed and delivered to the company by holders of our common stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

When a quorum is present or represented at any meeting for the election of directors, each nominee for director shall be elected to the board of directors of the company (the “Board of Directors”) by stockholders of the company if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the company receives a notice (which purports to be in compliance with the notice procedures set forth in our amended and restated bylaws, irrespective of whether the Board of Directors thereafter determines that such notice is not in compliance with such procedures) that a stockholder has nominated a person for election to the Board of Directors and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day before the Company first mails to the stockholders its notice of meeting for such meeting.

Liquidation Rights

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock are entitled to receive pro rata our remaining assets available for distribution.

Dividend Rights

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to the rights of the holders of our preferred stock.

Amendments to Amended and Restated Bylaws

Our restated certificate of incorporation provides that our Board of Directors is permitted to alter, amend, repeal and rescind, in whole or in part, our amended and restated bylaws without the assent or vote of our stockholders in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Our amended and restated bylaws provide that our amended and restated bylaws may be altered, amended, repealed and rescinded, in whole or in part, by our Board of Directors without the assent of the stockholders. In addition, our stockholders may alter, amend, repeal or rescind, in whole or in part, any provision of our amended and restated bylaws upon the affirmative vote of a majority of our outstanding capital stock entitled to vote thereon.

Other Rights

Our common stock has no conversion rights, sinking fund provisions, redemption provisions or preemptive rights.

Certain Anti-Takeover Effects

Certain provisions of the Delaware General Corporation Law (“DGCL”), our restated certificate of incorporation and our amended and restated bylaws summarized in the paragraphs above and in the following paragraphs may have an anti-takeover effect. In other words, such provisions could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for the shares held by such stockholder. Such provisions of our restated certificate of incorporation and amended and restated bylaws include: the ability to of Board of Directors to issue preferred stock on terms that could discourage, delay or prevent a change of control of our company or the removal of our management; the inability of our stockholders to call a special meeting of stockholders, except as required by law; the inability of stockholders to take action by written consent; and certain limitations on the ability of stockholders to nominate directors.

While we have opted out of Section 203 of the DGCL, our certificate of incorporation contains similar provisions providing that we may not engage in certain business combinations with any “interested stockholders” for a three-year period following the time that the stockholder became an interested stockholder, unless certain board of director or stockholder approvals are obtained or certain other conditions are met. Subject to certain exceptions, an “interested stockholder” is any person (except Snow Phipps Group, TOBI or any of their affiliates or any group of which they are a part) who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock.

Exclusive Forum

Our restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of our company to our company or our company’s stockholders, creditors or other constituents, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws or (4) action asserting a claim against our company or any director or officer of our company governed by the internal affairs doctrine. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing

Our common stock is listed on The New York Stock Exchange under the symbol “VEL.”

In April 2020, we issued warrants (the “Warrants”) to purchase an aggregate of 3,013,124 shares of our common stock to investment funds managed by Snow Phipps Group and TOBI. The Warrants are exercisable at the warrantholder’s option at any time and from time to time, in whole or in part, for five years at an exercise price of $2.96 per share of common stock, with respect to two-thirds of the Warrants, and at an exercise price of $4.94 per share of common stock, with respect to one-third of the Warrants. The exercise price and the number of shares of common stock issuable upon exercise of the Warrants are subject to anti-dilution adjustments for stock splits, reclassifications, noncash distributions, cash dividends, pro rata repurchases of common stock, business combination transactions, and certain issuances of common stock (or securities convertible into or exercisable for common stock) at a price (or having a conversion or exercise price) that is less than the then current exercise price. The company is not required to effect an exercise of Warrants, if after giving effect to the issuance of common stock upon exercise of such Warrants such warrantholder together with its affiliates would beneficially own 49% or more of the company’s outstanding common stock. The election of a warrantholder to exercise Warrants may be conditioned or contingent upon the occurrence of a specified event or transaction. The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Warrant, which is filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed for the year ended December 31, 2023, which is incorporated by reference into this prospectus.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by the NYSE rules, the authorized shares of preferred stock will be available for issuance without further action by you, and holders of our common stock will not be entitled to vote on any amendment to our amended restated certificate of incorporation that relates solely to the terms of any outstanding shares of preferred stock, if the holders of such shares of preferred stock are entitled to vote thereon. Our Board of Directors is authorized to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series of the stock of our company, or any other security of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the Conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock, including, without limitation, by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

As of December 6, 2024, no shares of preferred stock were issued and outstanding.

PLAN OF DISTRIBUTION

We may offer and sell shares of our common stock covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	to or through underwriters, brokers or dealers (acting as agent or principal);

•	directly to or through agents;

•	in the over-the-counter market or on any national securities exchange on which our securities are listed or traded;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market, or a securities exchange or otherwise;

•	in privately negotiated transactions;

•

in a block trade in which a broker or dealer engaged to handle the block trade will attempt to sell the securities as an agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	directly to one or more purchasers, including through a specific bidding or auction process or otherwise;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the NYSE or any other organized market where the securities may be traded. Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the NYSE.

We may sell the securities at a fixed price or prices that may be changed from time to time, at prices then prevailing or related to the then current market price or at negotiated prices. We may enter into sale, forward and derivative transactions with third parties or sell securities in privately negotiated transactions. The offering price of the securities from time to time will be determined by the Company and, at the time of such determination, may be higher or lower than the market price of our securities on the NYSE.

The securities may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the securities by us and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

Underwriters, dealers or any other third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any securities, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities (other than any securities purchased upon exercise of any option to purchase additional securities), unless otherwise specified in the prospectus supplement. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or underwriters.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotments or short sales of the securities, stabilizing transactions, syndicate covering transactions and penalty bids.

Over-allotment or short sales involve sales by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

There can be no assurance that we will sell any securities offered by this prospectus.

We may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including:

•	the number of securities being offered;

•	the terms of the offering;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•

the offering price of the securities and the proceeds to us and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers, and other items constituting underwriters’, dealers’, or agents’ compensation, as applicable;

•	any options under which underwriters may purchase additional securities from us; and

•	other material terms of the offering.

Any offering price and any discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

If we sell securities to a dealer acting as a principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

We are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the securities offered in this prospectus by us. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of us and our respective affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation. If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) participating in the offering has a “conflict of interest” as defined in FINRA’s rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If we are or become a “United States real property holding corporation,” however, so long as our common stock is regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the sale or other disposition of our common stock.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon for Velocity Financial, Inc. by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of Velocity Financial, Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference herein from Velocity Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, and have been incorporated by reference herein in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

We file annual, quarterly and current reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Financial Reports” at www.velfinance.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus or the registration statement of which this prospectus is a part.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 3, 2024; our Quarterly Report on Form 10-Q for the quarter ended June  30, 2024, filed with the SEC on August 2, 2024; and our Quarterly Report on Form 10-Q for the quarter ended September  30, 2024, filed with the SEC on November 8, 2024;

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those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2024, for the 2024 annual general meeting of shareholders that are specifically incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Current Reports on Form 8-K filed with the SEC on February 6, 2024, February 14, 2024, May 3, 2024 and May 23, 2024; and

•	the description of our common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 17, 2020.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus but not delivered with the prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). You should direct requests for those documents to Velocity Financial, Inc. 2945 Townsgate Road, Suite 110, Westlake Village, California 91361; telephone: (818) 532-3708, Attention: Investor Relations.